EXHIBIT 99.1

Timberline Reports Permitting Progress at Butte Highlands Gold Project

01/29/14

Coeur d'Alene, Idaho - January 29, 2014 - Timberline Resources Corporation (NYSE MKT: TLR; TSX-V: TBR) ("Timberline" or the "Company") announced today that ongoing permitting activities at its Butte Highlands Gold Project have yielded positive results and provide encouragement that final permits may soon be granted.

The Company has received a letter constituting the approval of the Butte-Silver Bow Public Works Department for the construction of certain improvements on roads to be used for haulage of mineralized material from its Butte Highlands Project, an underground gold mine being developed just south of Butte, Montana. The improvements receiving the county's approval include the replacement of a bridge and a culvert, reconstruction of an intersection, and the erection of traffic control signage. The bridge replacement project consists of the installation of new, concrete bridge abutments and the placement of a new pre-stressed concrete bridge deck.

Timberline President and CEO Paul Dircksen commented, "We appreciate the support of Butte-Silver Bow for this project that is expected to provide significant economic benefits and job growth to Butte and Silver Bow County. We look forward to continued close engagement with the city and county as the project advances through final permitting."

The Montana Department of Environmental Quality ("MDEQ") is in the process of completing the Final Environmental Impact Statement ("Final EIS") for the project. While the timeline for the delivery of the Final EIS, the Record of Decision ("ROD"), and the Final Hard Rock Operating Permit ("Final HROP") is in the hands of the MDEQ, our current expectation is that the Final EIS should be published in February with the ROD and the Final HROP being issued approximately three weeks thereafter.

The United States Forest Service ("USFS") continues to work on the road use permit to haul material from the mine site to public roadways. The Company and its JV partner are following up on some significant developments that may positively impact the permitting process of the intended haul route.

All of the site activities continue to be carried out under the authorization of the exploration license previously granted to our joint venture company, Butte Highlands JV, LLC ("BHJV"), which is operating the project.

Timberline owns a 50-percent carried-to-production interest in BHJV, which owns the Butte Highlands Gold Project where mining is expected to commence following the issuance of the final hard rock operating permit and the U.S. Forest Service approval of a road-use plan of operations for material haulage. Timberline's joint venture partner is funding all mine development costs through to commercial production with Timberline's share of those costs to be repaid from proceeds of future mine production.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States. Timberline holds a 50-percent carried interest ownership stake in the Butte Highlands Joint Venture in Montana. Timberline's exploration is primarily focused on the major gold districts of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere. Timberline management has a proven track record of discovering economic mineral deposits that are developed into profitable mines.

Timberline is listed on the NYSE MKT where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Cautionary Note

The Company clarifies that BHJV has decided to advance the Butte Highlands Gold Project into production without first establishing NI 43-101 compliant mineral resources supported by an independent technical report or completing a feasibility study. A production decision without the benefit of a technical report independently establishing mineral resources or reserves and any feasibility study demonstrating economic and technical viability creates increased uncertainty and heightens economic and technical risks of failure associated with the Butte Highlands Project.

Forward-looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These statements include but are not limited to statements regarding the timing and results of the Company's continued exploration and drill program at South Eureka and Lookout Mountain, the timing of assay results from such drilling program being released, the Company's ability to expand and upgrade the South Eureka resource, the timing or results of the Company's exploration and development plans and programs at Butte Highlands, including the timing of obtaining necessary permits, the development of and production at the Company's Butte Highlands project and projects on its South Eureka property, the potential life of the mine at the Butte Highlands project, the targeted production date and haul route for the Butte Highlands project, targeted date for production at South Eureka, the potential for a heap-leach mine at South Eureka, and possible growth of the Company and the Company's expected operations, including potential development of an open pit extraction and heap leach processing and operation at South Eureka. When used herein, the words "anticipate," "believe," "estimate," "upcoming," "plan," "target", "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks related to the timing and completion of the drilling programs at Butte Highlands and South Eureka, risks and uncertainties related to mineral estimates, risks related to the inherently dangerous activity of mining, and other such factors, including risk factors discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2013. Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
Paul Dircksen, CEO
Phone: 208.664.4859